EXHIBIT 5

AMERICAN PREMIER                               One East Fourth Street
GROUP, INC.                                    Cincinnati, Ohio 45202
                                               Telephone:  (513) 579-6600


                                               April 26, 1995

American Premier Group, Inc.
One East Fourth Street
Cincinnati, Ohio  45202

Gentlemen:

          I am General Counsel of American Premier Group, Inc. (the "Corporation") and in that capacity am familiar with the Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933 of the shares of Common Stock, par value $1.00 per share, of the Corporation (the "American Premier Common Stock") which may be purchased pursuant to the American Premier Group, Inc. Employee Stock Purchase Plan, as amended and restated effective April 3, 1995 (the "Plan").

          I have examined copies of the Plan, the Registration
Statement and such other documents as I deemed necessary for the purposes of the opinion hereinafter expressed.

          Based upon the foregoing, I am of the opinion that the shares of American Premier Common Stock which may be sold pursuant to the Plan will be, when issued, sold and paid for in accordance with the terms and conditions of the Plan, legally and validly issued, fully paid and non-assessable.

          I hereby consent to be named in the Registration
Statement and the Prospectus part thereof as the attorney who has passed upon legal matters in connection with the issuance of the aforesaid American Premier Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               James E. Evans
                                               James E. Evans
                                               Senior Vice President
                                                 and General Counsel
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